Exhibit 99.1

NFP Announces Succession Plan

Jessica Bibliowicz, Chairman and CEO, Expected to Step Down as CEO in April 2013; Expected To Become Non-Executive Chairman

Doug Hammond, Chief Operating Officer, Named President Effective Immediately; Expected to Become CEO in April, 2013

NEW YORK, April 26, 2012 – National Financial Partners Corp. (NYSE: NFP), a leading provider of benefits, insurance and wealth management services, today announced that it has begun to implement a management succession plan.

Jessica M. Bibliowicz, Chairman and Chief Executive Officer, has informed the NFP Board of Directors that she is stepping down as President, effective immediately, and intends to step down as CEO at the end of the first quarter in 2013. The Board has asked her to become the non-executive Chairman at such time. Ms. Bibliowicz has served as NFP’s President and CEO since joining the Company in April 1999. She has also served as a director since June 1999 and as Chairman since June 2003.

Douglas W. Hammond, currently Chief Operating Officer, has been named NFP’s President, effective immediately. He will continue to serve as Chief Operating Officer and is expected to become CEO in April 2013.

Commenting on today’s announcements, Ms. Bibliowicz said, “We have accomplished a great deal at NFP over the past thirteen years. With a strong team leading our core businesses, a clear strategy and sound financial position, NFP is well positioned for continued growth. Now is the right time for us to begin the implementation of a smooth year-long leadership transition.”

Ms. Bibliowicz continued, “Doug has been with NFP since its inception, serving in various key management positions. As our Chief Operating Officer since 2008, he has been instrumental in defining and implementing our strategy, including the reorganization of our business into client-centric segments, our balanced capital allocation approach, our focus on recurring revenues and our transition to a more unified brand. He is a proven leader with a deep understanding of our core businesses. We are confident that under Doug’s leadership, our talented senior management team will build on NFP’s strengths and shareholder value by continuing to provide exceptional service to our clients.”

Also commenting, Kenneth C. Mlekush, Lead Independent Director said, “Jessica has done a tremendous job and we have all benefited from her leadership. Today, we are implementing the Board’s long-term succession plan, which was developed with external experts to ensure that our process was complete and thorough. We concluded that naming Doug as President and expected CEO was the right decision for NFP.”

Mr. Hammond said, “It has been a privilege to work under Jessica’s leadership and with the entire NFP team to build NFP into a leader in benefits, insurance and wealth management. I am excited about the opportunities that lie ahead as we continue to deliver on our strategic and operational goals. With the exceptional talent throughout NFP and our strong client focused culture, we are confident that NFP is well positioned to build on the strong foundation we built.”

Mr. Hammond, 46, has served as Chief Operating Officer of NFP since 2008. Prior to that role, he served as NFP’s Executive Vice President and General Counsel from 2004 to 2008 and as NFP’s Executive Vice President and Deputy General Counsel from 2002 to 2004. Before joining NFP in 1999, Mr. Hammond was an attorney with the law firm currently known as Dewey & LeBoeuf LLP, where he specialized in corporate insurance and regulatory matters and represented NFP’s capital sponsor prior to and during the formation of the Company. He also held various business and legal positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company. Mr. Hammond serves on the Advisory Board of Trustees of the Dolan School of Business of Fairfield University. He received his B.A. from Fairfield University and J.D. from St. John’s University School of Law.

About NFP

National Financial Partners Corp. (NYSE: NFP), and its benefits, insurance and wealth management businesses provide diversified advisory and brokerage services to companies and high net worth individuals, partnering with them to preserve their assets and prosper over the long term. NFP advisors provide innovative and comprehensive solutions, backed by NFP’s national scale and resources. NFP operates in three business segments. The Corporate Client Group provides corporate and executive benefits, retirement plans and property and casualty insurance. The Individual Client Group includes retail and wholesale life insurance brokerage and wealth management advisory services. The Advisor Services Group serves independent financial advisors by offering broker-dealer and asset management products and services. Most recently, NFP was ranked as the eighth Top Global Insurance Broker by Best’s Review; operated the fourth largest Executive Benefits Provider of nonqualified deferred compensation plans administered for recordkeeping clients as ranked by PlanSponsor; operated a top ten Independent Broker Dealer as ranked by Financial Planning and Financial Advisor; had three advisors ranked in Barron’s Top 100 Independent Financial Advisors and is a leading independent life insurance distributor according to many top-tier carriers. For more information, visit www.nfp.com.

Forward-Looking Statements

This release contains statements which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the ability of the Company to execute on its strategy of increasing recurring revenue and other business initiatives; (2) NFP’s ability, through its operating structure, to respond quickly to operational, financial or regulatory situations impacting its businesses; (3) the ability of the Company’s businesses to perform successfully following acquisition, including through the diversification of product and service offerings, and NFP’s ability to manage its business effectively and profitably through its principals and employees and through the Company’s reportable segments; (4) any losses that NFP may take with respect to dispositions, restructures or otherwise; (5) seasonality or an economic environment that results in fewer sales of financial products or services; (6) NFP’s success in acquiring and retaining high-quality independent financial services businesses and their managers and key producers; (7) changes in premiums and commission rates or the rates of other fees paid to the Company’s businesses, due to requirements related to medical loss ratios stemming from the Patient Protection and Affordable Care Act or otherwise; (8) NFP’s ability to operate effectively within the restrictive covenants of its credit facility; (9) changes that adversely affect NFP’s ability to manage its indebtedness or capital structure, including changes in interest rates or credit market conditions; (10) the impact of capital markets behavior, such as fluctuations in the price of NFP’s common stock, or the dilutive impact of capital raising efforts; (11) adverse results or other consequences from matters including litigation, arbitration, settlements, regulatory investigations or compliance initiatives, such as those related to business practices, compensation agreements with insurance companies, policy rescissions or chargebacks, or activities within the life settlements industry; (12) the impact of legislation or regulations on NFP’s businesses, such as the possible adoption of exclusive federal regulation over interstate insurers, the uncertain impact of legislation regulating the financial services industry, such as the recent Dodd-Frank Wall Street Reform and Consumer Protection Act, the impact of the adoption of the Patient Protection and Affordable Care Act and resulting changes in business practices, potential changes in estate tax laws, or changes in regulations affecting the value or use of benefits programs, any of which may adversely affect the demand for or profitability of the Company’s services; (13) adverse developments in the Company’s markets, such as those related to compensation agreements with insurance companies or activities within the life settlements industry, which could result in decreased sales of financial products or services; (14) the effectiveness or financial impact of NFP’s incentive plans; (15) the impact of the adoption or change in interpretation of certain accounting treatments or policies and changes in underlying assumptions relating to such treatments or policies, which may lead to adverse financial statement results; (16) the loss of services of key members of senior management; (17) failure by the Company’s broker-dealers to comply with net capital requirements; (18) the Company’s ability to compete against competitors with greater resources, such as those with greater name recognition; (19) developments in the availability, pricing, design, tax treatment or underwriting of insurance products, including insurance carriers’ potential change in accounting for deferred acquisition costs, revisions in mortality tables by life expectancy underwriters or changes in the Company’s relationships with insurance companies; (20) the reduction of the Company’s revenue and earnings due to the elimination or modification of compensation arrangements, including contingent compensation arrangements and the adoption of internal initiatives to enhance compensation transparency, including the transparency of fees paid for life settlements transactions; (21) the occurrence of adverse economic conditions or an adverse legal or regulatory climate in New York, Florida or California; and (22) the Company’s ability to effect smooth succession planning.

Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 13, 2012.

Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: NFP

Contact:

Abbe F. Goldstein, CFA

SVP, Investor Relations & Corporate Communications

NFP

Investor Relations	Media Relations
ir@nfp.com	communications@nfp.com
212-301-4011	212-301-1039